                                                                   EXHIBIT 23.02


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Options and purchase rights issued under the Rubric, Inc. 1997 Stock Option Plan and assumed by the Registrant in connection with its acquisition of Rubric, Options granted pursuant to stock option agreements entered into outside of the Rubric 1997 Stock Option Plan, the Broadbase Software, Inc. 1999 Equity Incentive Plan, the Broadbase Software, Inc. 1999 Employee Stock Purchase Plan, and Options granted pursuant to stock option agreements entered into outside of the Broadbase Software, Inc. 1999 Equity Incentive Plan of our report dated January 11, 2000, with respect to the consolidated financial statements of Broadbase Software, Inc. included in its Registration Statement (Form S-1 No. 333-95125).

     Our audits also included the financial statement schedule of Broadbase Software, Inc. listed in Item 16(b) to the Registration Statement (Form S-1). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


San Jose, California                                       /s/ Ernst & Young LLP
March 6, 2000